Smart Sand, Inc. Announces Third Quarter 2026 Results
•3Q 2026 revenue of $112.3 million
•3Q 2026 net income of $8.4 million
•3Q 2026 cash flow provided by operations of $21.1 million
•3Q 2026 contribution margin $26.4 million
•3Q 2026 Adjusted EBITDA of $18.0 million
•3Q 2026 free cash flow of $17.3 million

YARDLEY, Pennsylvania, November 10, 2026 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a leading supplier of premium Northern White frac sand and industrial sand and a proppant logistics solutions provider, today announced results for the third quarter of 2026.
“Smart Sand delivered another outstanding quarter of operational and financial results,” stated Charles Young, Smart Sand’s Chief Executive Officer. “In the quarter, we achieved strong sales volumes, contribution margin, Adjusted EBITDA and generated over $17.0 million in free cash flow.”
“We continue to see robust activity in our core operating basins, and we currently expect these activity levels to continue through the fourth quarter and into 2027,” Young continued. “Our Industrial Product Solution sales volumes continued to grow and our SmartSystems performed well in the quarter. For the full year 2026, we currently expect sales volumes to increase by 20% to 30% compared with 2025 sales volumes. We expect to generate positive free cash flow in 2026.”
“Smart Sand has been able to substantially grow our business this year while returning approximately $14.3 million in capital to our shareholders through dividends and share repurchases, including the dividend to be paid on November 30, 2026. Additionally, we have continued to invest in the continued growth of our business, including acquiring the right to operate a terminal in Williamsport, Pennsylvania that will become operational in 2027 and the right to a site in Fort St. John, British Columbia for potential future terminal development. We believe we have built the premier Northern White sand franchise in the industry by focusing on delivering high-quality sand and service to our customers and we have positioned ourselves well to take advantage of continued expected growth in demand for oil and natural gas in North America.”

Third Quarter 2026 Highlights
In the third quarter of 2026, tons sold totaled approximately 1,783,000, compared to 1,864,000 tons sold in the second quarter of 2026 and 1,472,000 tons sold in the third quarter of 2025, reflecting a 4% sequential decrease and a 21% year-over-year increase.
Revenues in the third quarter of 2026 were $112.3 million, compared to $115.1 million in the second quarter of 2026 and $92.8 million in the third quarter of 2025. The decrease sequentially was primarily driven by a 4% decrease in sales volumes partially offset by slightly higher average selling prices. The increase year over year was primarily driven by a 21% increase in sales volumes with higher average selling prices.
Cost of goods sold was $93.1 million for the third quarter of 2026, down from $95.2 million for the second quarter of 2026 and up from $77.9 million for the third quarter of 2025. The decrease sequentially was primarily due to a decrease in transload costs from lower sales volumes. The increase over the prior year period was primarily due to higher sales volumes and the related increase in mining, production and freight costs.
Gross profit for the third quarter of 2026 was $19.2 million compared to $19.8 million in the second quarter of 2026 and $14.9 million in the third quarter of 2025. Gross profit decreased sequentially due to decreased sales volumes. The year over year gross profit increase was driven primarily by increased sales volumes and higher average selling prices offset by increased mining, production and freight costs related to increased sales volumes.
Operating expenses for the third quarter of 2026 were $10.0 million, up from $9.8 million for the second quarter of 2026 and $9.5 million for the third quarter of 2025. Operating expenses were higher sequentially and year over year primarily due to increases in wages and benefits and increases in accounting fees.
Total other expenses for the third quarter of 2026 were $0.3 million, compared to $0.2 million in total other income in the second quarter of 2026 and $0.3 million in total other expenses in the third quarter of 2025.
Total interest expense for the third quarter of 2026 was $0.3 million, consistent with interest expense in the second quarter of 2026 and third quarter of 2025.
In the third quarter of 2026, the Company recorded a net income of $8.4 million, or $0.21 per basic share and $0.20 per diluted share. The Company had a net income of $10.2 million, or $0.26 per basic share and $0.25 per diluted share, for the second quarter of 2026 and a net income of $3.0 million, or $0.08 per basic and diluted share, for the third quarter of 2025. Net increase decreased in the current period compared to the second quarter of 2026 primarily due to lower sales volumes offset by the decrease is cost of goods sold associated with those volumes. Our income tax expense further contributed to the difference in net income between the current and prior periods.
Contribution margin in the third quarter of 2026 was $26.4 million, or $14.82 per ton sold, compared to $27.1 million, or $14.54 per ton sold, in the second quarter of 2026 and $21.7 million, or $14.74 per ton sold, in the third quarter of 2025. Contribution margin was lower sequentially driven by a decrease in sales volumes. The increase in contribution margin year over year was primarily due to the increase in sales volumes at higher average selling prices.
Adjusted EBITDA was $18.0 million in the third quarter of 2026, down from $18.7 million in the second quarter of 2026 and up from $13.6 million in the third quarter of 2025. The decrease in Adjusted EBITDA sequentially was primarily driven by a decrease in sales volumes. The increase year over year was driven by increased sales volumes, partially offset by increased production and logistics costs associated with higher sand sales.
Free cash flow in the third quarter of 2026 was $17.3 million, compared to $(1.4) million in the second quarter of 2026 and $14.8 million in the third quarter of 2025. The increase sequentially and year over year was primarily due to an increase in net cash provided by operating activities from an increase in conversion of our working capital.
The $17.3 million free cash flow in the third quarter of 2026 resulted from net cash provided by operating activities of $21.1 million and capital expenditures of $3.8 million. Through September 30, 2026, the Company has spent approximately $10.8 million in capital expenditures. The Company currently projects full year 2026 capital expenditures to range between $15.0 million and $20.0 million, excluding acquisitions and potential investments in new terminals, and anticipates being free cash flow positive for 2026.
Liquidity

In the third quarter of 2026, the Company did not repurchase any shares of its common stock under its share repurchase program. On February 23, 2026, the Company’s board of directors approved a share repurchase program authorizing the Company to repurchase up to $20.0 million of its outstanding shares of common stock (the “New Repurchase Program”). The New Repurchase Program took effect on April 3, 2026 after completion of the Company’s prior share repurchase program and will continue through April 2, 2028. The timing, manner, price, and amount of any repurchases under the New Repurchase Program will be determined at the Company’s discretion. Purchases may be effected through open market transactions, privately negotiated transactions, transactions structured through investment banking institutions, or other means. The New Repurchase Program does not obligate the Company to acquire any particular amount of shares and the New Repurchase Program may be modified or suspended at any time at the Company’s discretion.
On November 5, 2026, the Company’s Board of Directors declared a special dividend of $0.05 per share of common stock, which will be paid on November 30, 2026 to stockholders of record at the close of business on November 18, 2026. The dividend payment will return approximately $2.2 million to stockholders.
On July 16, 2026, the Company’s board of directors declared a special dividend of $0.10 per share of common stock, which was paid on August 12, 2026 to stockholders of record at the close of business on July 28, 2026. The dividend payment returned approximately $4.2 million to stockholders.
On April 9, 2026, the Company’s board of directors declared a special dividend of $0.10 per share of common stock, which was paid on May 5, 2026 to stockholders of record at the close of business on April 22, 2026. The dividend payment distributed approximately $3.9 million to stockholders.
Including the dividend to be paid on November 30, 2026, year to date in 2026, the Company has returned approximately $14.3 million to shareholders through dividends and share repurchases.
The Company’s primary sources of liquidity consist of cash on hand, cash flow from operations, and available borrowings under the Company’s FCB ABL Credit Facility. As of September 30, 2026, cash on hand was $21.7 million and the Company had $50.0 million in undrawn availability under the FCB ABL Credit Facility.
Additional Information
Investors are invited to view the Company’s financial statements and investor presentations at www.smartsand.com. The Company also welcomes calls or emails to the Company’s Chief Financial Officer, Lee Beckelman, with any specific questions.
Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain the Company’s current expectations about its future results, including the Company’s expectations regarding future sales. The Company has attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions. Although the Company believes that the expectations reflected and the assumptions or bases underlying its forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, delays in the completion of certain expansion and improvement projects at the Company’s existing facilities or failure to recognize the anticipated benefits of such projects, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 26, 2026, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, filed by the Company with the SEC on November 10, 2026.
The reader should not place undue reliance on the Company’s forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.
About Smart Sand
Smart Sand is a fully integrated frac and industrial sand supply and services company, offering complete mine to wellsite proppant and logistics solutions to its frac sand customers, and a broad offering of products for industrial sand customers. The Company produces low-cost, high quality Northern White sand, which is a premium sand used as a proppant to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. The Company’s sand is also a high-quality product used in a variety of industrial applications, including glass, foundry, building products, filtration, geothermal, renewables, ceramics, turf & landscaping, retail, recreation and more. The Company also offers logistics solutions to its customers through its in-basin transloading terminals and its SmartSystems wellsite storage capabilities. Smart Sand owns and operates premium sand mines and related processing facilities in Wisconsin and Illinois, which have access to four Class I rail lines, allowing the Company to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

SMART SAND, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Revenues:
Sand revenue	$111,062	$113,849	$91,643
SmartSystems revenue	1,235	1,201	1,137
Total revenue	112,297	115,050	92,780
Cost of goods sold:
Sand cost of goods sold	91,697	93,861	76,766
SmartSystems cost of goods sold	1,417	1,364	1,101
Total cost of goods sold	93,114	95,225	77,867
Gross profit	19,183	19,825	14,913
Operating expenses:
Selling, general and administrative	9,448	9,382	9,064
Depreciation and amortization	545	552	589
Gain on disposal of fixed asset, net	(11)	(160)	(110)
Total operating expenses	9,982	9,774	9,543
Operating income	9,201	10,051	5,370
Other income (expenses):
Interest expense, net	(298)	(303)	(320)
Other income	15	472	28
Total other (expenses) income, net	(283)	169	(292)
Income before income tax expense	8,918	10,220	5,078
Income tax expense	566	52	2,076
Net income	$8,352	$10,168	$3,002
Net income per common share:
Basic	$0.21	$0.26	$0.08
Diluted	$0.20	$0.25	$0.08
Weighted-average number of common shares:
Basic	39,079	39,260	38,826
Diluted	41,028	41,372	38,951

SMART SAND, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2026	December 31, 2025
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$21,660	$22,551
Accounts receivable	33,786	30,519
Unbilled receivables	564	—
Inventory	39,411	31,081
Prepaid expenses and other current assets	4,598	3,991
Total current assets	100,019	88,142
Property, plant and equipment, net	217,821	223,254
Operating lease right-of-use assets	30,669	23,471
Intangible assets, net	3,697	4,292
Other assets	904	855
Total assets	$353,110	$340,014
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,852	$9,427
Accrued expenses and other liabilities	25,460	17,544
Deferred revenue	2,952	9,838
Current portion of long-term debt	5,788	4,366
Current portion of operating lease liabilities	10,219	8,765
Total current liabilities	55,271	49,940
Long-term debt	7,412	8,657
Long-term operating lease liabilities	20,088	14,392
Deferred tax liabilities, net	3,579	4,188
Asset retirement obligations	23,337	22,472
Other non-current liabilities	644	668
Total liabilities	110,331	100,317
Commitments and contingencies
Stockholders’ equity
Common stock	38	39
Treasury stock	(23,021)	(17,393)
Additional paid-in capital	191,608	189,031
Retained earnings	74,207	68,073
Accumulated other comprehensive loss	(53)	(53)
Total stockholders’ equity	242,779	239,697
Total liabilities and stockholders’ equity	$353,110	$340,014

SMART SAND, INC.CONSOLIDATED

STATEMENTS OF CASH FLOWS

	Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Operating activities:
Net income	$8,352	$10,168	$3,002
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligations	7,668	7,712	7,252
Amortization of intangible assets	198	199	198
Gain on disposal of fixed assets	(11)	(160)	(110)
Amortization of deferred financing cost	64	65	65
Provision for bad debt	—	13	41
Deferred income taxes	417	(44)	2,029
Stock-based compensation	831	712	914
Employee stock purchase plan compensation	7	9	5
Changes in assets and liabilities:
Accounts receivable	11,262	(16,665)	2,945
Unbilled receivables	163	(606)	1
Inventory	(7,775)	(1,400)	(2,940)
Prepaid expenses and other assets	270	(345)	(1,189)
Deferred revenue	1,369	542	(18)
Accounts payable	(6,208)	4,982	(5,690)
Accrued and other expenses	4,517	(1,769)	11,654
Net cash provided by operating activities	21,124	3,413	18,159
Investing activities:
Purchases of property, plant and equipment	(3,843)	(4,768)	(3,385)
Proceeds from disposal of assets	—	1	—
Net cash used in investing activities	(3,843)	(4,767)	(3,385)
Financing activities:
Dividend payments to shareholders	(4,015)	(4,143)	(3,891)
Repayments of notes payable	(1,396)	(1,085)	(821)
Payments under finance leases	(62)	(63)	(59)
Payment of deferred financing and debt issuance costs	(67)	—	—
Proceeds from revolving credit facility	—	—	8,000
Repayment of revolving credit facility	—	—	(17,000)
Proceeds from equity issuance	28	—	21
Repurchase of treasury stock from restricted stock vesting	(308)	(112)	(208)
Repurchase of treasury stock from Repurchase Programs	2	(2,500)	(28)
Net cash used in financing activities	(5,818)	(7,903)	(13,986)
Net increase (decrease) in cash and cash equivalents	11,463	(9,257)	788
Cash and cash equivalents at beginning of period	10,197	19,454	4,293
Cash and cash equivalents at end of period	$21,660	$10,197	$5,081

Non-GAAP Financial Measures
Contribution Margin
The Company uses contribution margin, which is defined as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure its financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of the Company’s business such as accounting, human resources, information technology, legal, sales and other administrative activities.
Management believes that reporting contribution margin and contribution margin per ton sold provides useful performance metrics to management and external users of the Company’s financial statements, such as investors and commercial banks, because these metrics provide an operating and financial measure of the Company’s ability, as a combined business, to generate margin in excess of its operating cost base.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in the industry, the Company’s definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of gross profit to contribution margin.

	Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025
	(in thousands, except per ton amounts)
Revenue	$112,297	$115,050	$92,780
Cost of goods sold	93,114	95,225	77,867
Gross profit	19,183	19,825	14,913
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	7,247	7,282	6,786
Contribution margin	$26,430	$27,107	$21,699
Contribution margin per ton	$14.82	$14.54	$14.74
Total tons sold	1,783	1,864	1,472
EBITDA and Adjusted EBITDA
EBITDA is defined as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit) and other results of operations based taxes; and (iii) interest expense. Adjusted EBITDA is defined as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations; and (vii) non-cash items and unusual or non-recurring items. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of the Company’s financial statements, such as investors and commercial banks, to assess:
•the financial performance of the Company’s assets without regard to the impact of financing methods, capital structure or historical cost basis of such assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•the Company’s ability to incur and service debt and fund capital expenditures;
•the Company’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods or capital structure; and

•the Company’s debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the FCB ABL Credit Facility.
Management believes that the presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing the Company’s financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in the Company’s industry, the Company’s definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025
	(in thousands)
Net income (loss)	$8,352	$10,168	$3,002
Depreciation, depletion and amortization	7,579	7,622	7,179
Income tax expense (benefit) and other taxes	566	52	2,076
Interest expense	387	378	364
EBITDA	$16,884	$18,220	$12,621
Net (gain) loss on disposal of fixed assets	(11)	(160)	(110)
Equity compensation	796	722	834
Cash charges related to restructuring and retention	—	—	—
Accretion of asset retirement obligations	289	289	269
Equipment cost recovery	—	(419)	—
Adjusted EBITDA	$17,958	$18,652	$13,614

Free Cash Flow
Free cash flow, which is defined as net cash provided by operating activities less purchases of property, plant and equipment, is used as a supplemental financial measure by the Company’s management and by external users of the Company’s financial statements, such as investors and commercial banks, to measure the liquidity of its business.
Net cash provided by operating activities is the GAAP measure most directly comparable to free cash flow. Free cash flow should not be considered an alternative to net cash provided by operating activities presented in accordance with GAAP. Because free cash flows may be defined differently by other companies in the Company’s industry, the Company’s definition of free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of net cash provided by operating activities to free cash flow.

	Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025
	(in thousands)
Net cash provided by (used in) operating activities	$21,124	$3,413	$18,159
Purchases of property, plant and equipment	(3,843)	(4,768)	(3,385)
Free cash flow	$17,281	$(1,355)	$14,774

Investor Contacts:

Lee Beckelman
Chief Financial Officer
(281) 231-2660
lbeckelman@smartsand.com